EXHIBIT 99

News From
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     HEALTHSOUTH
[LOGO GRAPHIC OMITTED]

                                                                   July 1, 2005

           HEALTHSOUTH APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

Birmingham, Alabama -- HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced the appointment of L. Edward Shaw Jr., 60, and Donald L. Correll, 54, to its board of directors and to the special committee of its board of directors, effective immediately. Shaw currently serves as of counsel in the New York office of Gibson, Dunn & Crutcher LLP, an 800-person global law firm, and is an independent counsel to the board of directors of the New York Stock Exchange. Correll currently serves as president and chief executive officer of Pennichuck Corporation (Nasdaq: PNNW), a water services organization and New Hampshire's oldest continuously operating company.

"Ed and Don bring extensive corporate governance, compliance and management experience to the board," said Bob May, HealthSouth chairman of the board. "We are very pleased to have them join us as new independent directors, and look forward to their help in continuing to develop HealthSouth's platform for future growth and success."

Shaw has extensive experience advising boards and audit committees, as well as managing significant litigation and regulatory matters. Shaw previously served as executive vice president and general counsel of Aetna Inc., where he successfully led litigation and settlement strategies to resolve multiple major class actions against the company and developed a robust compliance program. Shaw also worked until 1996 as executive vice president and general counsel of Chase Manhattan Bank. He is a graduate of Yale Law School and Georgetown University.

Correll brings more than 25 years of successful senior executive management and financial experience to the HealthSouth board of directors. As president of Pennichuck, he has implemented new corporate governance practices, led a reorganization of the board of directors and crafted pre- Sarbanes-Oxley compliance procedures. Correll is a former chairman and chief executive officer of United Water Resources. Under his leadership, the company saw its revenue base increase from $150 million to $500 million in nine years and its employee base grow from 700 to more than 3,000. He currently sits on the board of directors of Interchange Financial Services Corporation and serves as a commissioner of the New Jersey Water Supply Authority by appointment of former Gov. Christine Todd Whitman. Correll received a master's in business administration from New York University and a bachelor's degree in accounting from Pennsylvania State University. He is a certified public accountant.

About HealthSouth
HealthSouth is one of the nation's largest providers of healthcare services, operating outpatient surgery, diagnostic imaging and rehabilitative healthcare facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

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          For more information contact Andy Brimmer at 205-410-2777.